Exhibit 5.1

One Logan Square

130 North 18th Street | Philadelphia, PA 19103-6998

blankrome.com

June 29, 2026

RenX Enterprises Corp.

100 Biscayne Blvd, #1201

Miami, Florida 33132

Re:	RenX Enterprises Corp.—Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof by RenX Enterprises Corp., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of up to an aggregate of 486,682 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), that may be issued pursuant to the Company’s 2023 Incentive Compensation Plan, as amended (the “Plan”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed relevant or appropriate for purposes of this opinion letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed that all of the shares eligible for issuance under the Plan following the date hereof will be issued for not less than par value.

Based upon and subject to the foregoing, we are of the opinion that the 486,682 Shares which are being offered by the Company pursuant to the Plan and the Registration Statement, when sold in the manner and for the consideration contemplated by the Plan and the Registration Statement, will be validly issued, fully paid and non-assessable. The opinions in this opinion letter are qualified in their entirety and subject to the following:

1.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

2.	This opinion is given as of the date hereof and is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts or circumstances that may hereafter come to our attention.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ BLANK ROME
BLANK ROME LLP

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